Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the previously filed Registration Statements on Form S-8 (Registration Nos. 333-58648, 333-59826 and 333-82122) of our report dated January 21, 2003, with respect to the consolidated financial statements of Introgen Therapeutics, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2002.

/s/ Ernst & Young LLP

Austin, Texas
March 31, 2003